Exhibit 10.40

Amendments to Term Sheet

WHEREAS, Howard McLure (“Executive”) is covered by a Term Sheet that became effective on March 22, 2008; and

WHEREAS, CVS Caremark Corporation (the “Company”) and the Executive wish to make the amendments described below in order to comply with the provisions of Section 409A of the Internal Revenue Code (“IRC”) as well as make certain other conforming changes.

NOW, THEREFORE, for good and valuable consideration the parties hereto agree to the following changes to the Term Sheet, such changes to be effective December 31, 2008.

1. The following words shall be added to the end of the second to last sentence in the Deferral Account section of the Term Sheet.

“if Executive is a “specified employee” as defined in the Section 409A Definitions for Term Sheet Amendments Document.”

2. The following words shall be added to the end of the Benefits section of the Term Sheet.

“such continuation to be accomplished in a manner that does not violate Section 409A of the IRC.”

3. The first clause (ii) in the Termination section of the Term Sheet is changed to read as follows:

“(ii) a lump sum pro rata portion of Executive’s market target annual cash incentive amount for the year of termination as adjusted for actual performance of the Company for the applicable performance period in a manner similar to the adjustment for other similarly situated executives and multiplied by a fraction, the numerator of which is the number of months (treating a partial month as a month) and the denominator of which is the number of months in the performance period (“Pro Rata Bonus”).”

4. The third clause (iii) in the Termination Section of the Term Sheet is changed to read as follows:

“(iii) an amount equal to 1.5 times the sum of Executive’s (A) Base Salary and (B) market target annual cash incentive amount, payable in a cash lump sum promptly (but in no event earlier than 15 days) following Executive’s termination of employment.”

5. The definition of the term Change in Control of the Company in Attachment A is deleted and the term “Change in Control” shall have the meaning described in the Section 409A Definitions for Term Sheet Amendments Document, provided that the final sentence of Attachment A (“For the avoidance of doubt, the Merger shall not constitute a Change in Control of the Company.”) shall remain as the final sentence of Attachment A.

6. For purposes of the Term Sheet, “termination of employment,” “employment terminates” and similar words shall have the meaning described in the Section 409A Definitions for Term Sheet Amendments Document.

7. The Excise Tax section of the Term Sheet is amended to read as follows:

“To the extent that any payments or benefits received by the Executive (i) as a result of the Merger, or (ii) as a result of a Change in Control that occurs while the Executive is a member of the Business Planning Committee of the Company, result in an excise tax payable by the Executive under IRC § 4999, the Company shall promptly pay to the Executive an additional amount necessary to place the Executive in the after-tax position that Executive would be in if IRC § 4999 did not apply with respect to such payments or benefits received by the Executive in (i) provided, however, that any payment of such amount to the Executive shall be delayed to the minimum extent necessary to avoid the imposition of additional tax under § 409A of the IRC.”

8. The following language is added at the end of the Term Sheet:

“All payments to be made to Executive under the Term Sheet upon Executive’s termination of employment shall be made no later than 75 days after such termination of employment.”

9. This amendment may be executed in this or more counterparts.

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the dates shown below.

Date: December 22, 2008	CVS Caremark Corporation

	By:	V. Michael Ferdinandi Senior Vice President, Human Resources, Corporate Communications & Community Relations

Date: December , 2008
Howard McLure

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